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                                                              Exhibit (a)(1)(D)
                          Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock

                                      of

                         Interact Commerce Corporation

                                      at

                         $12.00 Net Per Share in Cash

                                      by

                           Isaiah Acquisition Corp.
                    an indirect wholly owned subsidiary of

                              The Sage Group plc


 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
         TIME, ON WEDNESDAY, MAY 2, 2001, UNLESS THE OFFER IS EXTENDED


                                                                  April 4, 2001

To Brokers, Dealers, Commercial Banks,
 Trust Companies and Other Nominees:

   We have been appointed by Isaiah Acquisition Corp., a Delaware corporation (the "Purchaser") and an indirect wholly owned subsidiary of The Sage Group plc, ("Parent"), a corporation formed under the laws of England, to act as Dealer Manager in connection with the Purchaser's offer to purchase all of the issued and outstanding shares of common stock ("Common Stock"), par value $.001 per share ("Shares"), of Interact Commerce Corporation, a Delaware corporation (the "Company"), for $12.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions described in the Purchaser's Offer to Purchase dated April 4, 2001 (the "Offer to Purchase") and the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

   The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn, prior to the expiration of the Offer, that number of Shares which, when added to the Shares then beneficially owned by Parent and the Purchaser, if any, represents at least a majority of the Shares outstanding on a fully diluted basis without giving effect to shares of Common Stock issuable under the Option Agreement (described in the Offer to Purchase) on the date of purchase (the "Minimum Condition"), the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder and any comparable provisions under any pre-merger notification laws or regulations of foreign jurisdictions, and the other conditions set forth in the Offer to Purchase. See "Section 1. Terms of the Offer" and "Section 14. Certain Conditions of the Offer" of the Offer to Purchase, which set forth in full the conditions to the Offer.

   For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

  1. Offer to Purchase dated April 4, 2001;

  2. Letter of Transmittal to be used by holders of Shares in accepting the Offer and tendering Shares;
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  3. Notice of Guaranteed Delivery to be used to accept the Offer if the
     Shares and all other required documents are not immediately available or cannot be delivered to Mellon Investor Services LLC (the "Depositary") prior to the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed prior to the Expiration Date;

  4. A letter to stockholders of the Company from Patrick M. Sullivan, Chairman and Chief Executive Officer of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company;

  5. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

  6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

  7. Return envelope addressed to the Depositary.

   We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights expire at 12:00 midnight, New York City time, on Wednesday, May 2, 2001, unless the Offer is extended.

   In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect thereto), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and (iii) any other documents required by the Letter of Transmittal.

   If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedure described in "Section 3. Procedure for Tendering Shares" of the Offer to Purchase.

   The Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, the Depositary and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, the Purchaser will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in the Letter of Transmittal.

   Any inquiries you may have with respect to the Offer should be addressed to MacKenzie Partners, Inc. (the "Information Agent") at its address and telephone number set forth on the back cover page of the Offer to Purchase.

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   Additional copies of the enclosed materials may be obtained from the
Information Agent, at the address and telephone number set forth on the back cover page of the Offer to Purchase.

                                          Very truly yours,

                                          Deutsche Banc Alex. Brown Inc.

   NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL AUTHORIZE YOU OR ANY OTHER PERSON TO ACT ON BEHALF OF OR AS THE AGENT OF PARENT, THE PURCHASER, THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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